ANGEL OAK FUNDS TRUST
ANGEL OAK STRATEGIC CREDIT FUND
ANGEL OAK FINANCIAL STRATEGIES INCOME TERM TRUST
FEE WAIVER AGREEMENT
THIS FEE WAIVER AGREEMENT, dated as of March 30, 2023, is made and entered into by and between each of Angel Oak Funds Trust, a Delaware statutory trust (“AOFT”), on behalf of each of its series, Angel Oak Financial Strategies Income Term Trust and Angel Oak Strategic Credit Fund, (each, a “Trust” and, collectively with the series of AOFT, the “Funds”) and Angel Oak Capital Advisors, LLC (the “Adviser”).
WHEREAS, each Trust has entered into an Investment Advisory Agreement between the Trust and the Adviser (each an “Advisory Agreement”) pursuant to which the Adviser has been appointed the investment adviser of each Fund; and
WHEREAS, each Fund, and its respective classes, as applicable, are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to the respective Advisory Agreement (the “Advisory Fee”) that have not been assumed by the Adviser; and
WHEREAS, each Fund, in accordance with its investment objectives and restrictions, as specified in such Fund’s prospectus, may invest a portion of its assets in other investment companies for which the Adviser serves as investment adviser (each an “Underlying Fund”); and
WHEREAS, pursuant to the respective Advisory Agreement, each Underlying Fund pays to the Adviser a separate advisory fee for investment advisory services provided by the Adviser (the “Underlying Fund Fee”); and
WHEREAS, each Fund indirectly pays its proportionate share of the Underlying Fund Fee charged by the Adviser to each Underlying Fund;
NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:
1.UNDERLYING FUND FEE WAIVER. In consideration of any Underlying Fund Fee indirectly paid by a Fund, each day the Adviser agrees to waive all or any portion of the Advisory Fee that would otherwise be borne by such Fund to the Adviser in an amount equal to the amount of the Underlying Fund Fee, if any, indirectly borne by such Fund in connection with its investment in an Underlying Fund. In no event will the Adviser be required to reimburse a Fund for any amount in excess of the Fund’s accrued Advisory Fees attributable to any day.
2.TERM. This Agreement shall become effective on the date specified herein and shall remain in effect indefinitely and for a period of not less than one year, unless sooner terminated as provided in Section 3 of this Agreement.
3.TERMINATION. This Agreement may be terminated with respect to a Fund at any time, and without payment of any penalty, by the Board of Trustees of the respective Trust,

on behalf of its series, as applicable, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the relevant Trust, which consent will not be unreasonably withheld. This Agreement will automatically terminate with respect to a Trust (or a series of a Trust, if applicable) if the applicable Advisory Agreement is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination.
4.ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.
5.SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.
6.GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including, without limitation, the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ANGEL OAK FUNDS TRUST

By:	/s/ Adam Langley

Name:	Adam Langley

Title:	President

ANGEL OAK FINANCIAL STRATEGIES INCOME TERM TRUST

By:	/s/ Adam Langley

Name:	Adam Langley

Title:	President

ANGEL OAK STRATEGIC CREDIT FUND

By:	/s/ Adam Langley

Name:	Adam Langley

Title:	President

ANGEL OAK CAPITAL ADVISORS, LLC

By:	/s/ Adam Langley

Name:	Adam Langley

Title:	Chief Operating Officer